Exhibit 21

Video Display Corporation
Subsidiary Companies

Lexel Imaging Systems, Inc.	Aydin Displays, Inc.
1501 Newtown Pike	1 Riga Lane
Lexington, Kentucky	Birdsboro, Pennsylvania

Fox International Ltd., Inc.	Mengel Industries, Inc.
23600 Aurora Road	3110 West Ridge Pike
Bedford Heights, Ohio	Sanatoga, Pennsylvania

Southwest Vacuum Devices, Inc
1868 Tucker Industrial Drive
Tucker, Georgia

Video Display (Europe), Ltd.
Unit 5 Old Forge Trading Estate
Dudley Road, Stourbridge
West Midlands DY9 8EL
England

Z-Axis, Inc.
15 Eagle Street
Phelps, New York

Teltron Technologies, Inc.
2 Riga Lane
Birdsboro, PA